UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934


Date of Report (Date of earliest event reported):     April 16, 1997

COMMISSION      REGISTRANT, STATE OF INCORPORATION,          I.R.S. EMPLOYER
FILE NUMBER       ADDRESS AND TELEPHONE NUMBER              IDENTIFICATION NO.


1-3146          SOUTHWESTERN ELECTRIC POWER COMPANY             72-0323455
                (A Delaware Corporation)
                428 Travis Street
                Shreveport, Louisiana  71156-0001
                (318) 222-2141
















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ITEM 5.  OTHER EVENTS


SOUTHWESTERN ELECTRIC POWER COMPANY (SWEPCO) RECENT DEVELOPMENTS

RESULTS OF OPERATIONS
Net income for common stock for the first quarter of 1997 was $12.8 million, a 9% decrease from $14 million for the same period of 1996. The decrease resulted primarily from higher depreciation and amortization expenses as well as increased tax expenses offset in part by increased non-fuel revenues. The increase in depreciation and amortization expenses resulted from increases in depreciable property while the increase in tax expenses was attributable to increases in both income and non-income taxes. The increase in non-fuel revenues reflects a 2.5% increase in retail kilowatt-hour sales which resulted primarily from customer growth and increased usage.

TENDER OFFER/PROXY SOLICITATION
On April 16, 1997, SWEPCO's parent holding company, Central and South West Corporation (CSW), completed a tender offer for any and all shares of SWEPCO's outstanding preferred stock. SWEPCO's preferred shareholders tendered, and CSW has accepted for payment, 52,614 preferred shares of SWEPCO's 4.28% Series, 23,092 preferred shares of SWEPCO's 4.65% Series, 37,228 preferred shares of SWEPCO's 5.00% Series and 41,990 preferred shares of SWEPCO's 6.95% Series (or approximately 31% of SWEPCO's outstanding preferred stock) pursuant to the tender offer. SWEPCO intends to repurchase these preferred shares from CSW and then retire and cancel the shares. The total consideration expected to be paid by SWEPCO for the repurchased preferred shares is approximately $12.8 million. Additionally, at a special meeting of stockholders held on April 16, 1997, SWEPCO's preferred and common shareholders approved and adopted an amendment to SWEPCO's Restated Certificate of Incorporation which eliminated a provision limiting the amount of unsecured debt that SWEPCO can issue.

CAJUN ELECTRIC POWER COOPERATIVE, INC. (CAJUN) ASSET PURCHASE PROPOSAL
As previously reported, SWEPCO, Entergy-Gulf States and eight of the 12 Cajun member cooperatives have submitted a joint plan to acquire Cajun's non-nuclear generating assets. Resumption of the confirmation hearings in Cajun's bankruptcy case have been postponed to May 12, 1997. See SWEPCO's 1996 Annual Report on Form 10-K for additional information relating to this matter.

STATE LEGISLATIVE ACTIVITIES
Utility restructuring and retail competition legislation has been introduced, and additional legislation may be proposed in the current session of the Texas Legislature, which, if enacted into law, could significantly affect the electric utility industry in Texas. As of April 1997, four separate bills have been filed in the Louisiana legislature addressing the restructuring of the electric utility industry in Louisiana, including the establishment of retail competition. In March 1997, the Arkansas Legislature passed a resolution directing interim legislative committees to study competition in the electric power industry in Arkansas. The study will begin on December 1, 1997, or when the Arkansas Public Service Commission issues a final order in a currently pending rate proceeding filed by another electric utility company, whichever occurs first. SWEPCO is unable to predict the outcome of this study or its ultimate effect on SWEPCO. SWEPCO is also unable to predict whether any restructuring and retail competition legislation will be enacted by the Texas Legislature or the Louisiana Legislature, and if enacted, the ultimate form, timing and effects of such legislation.

The Texas House of Representatives has passed a bill that would significantly increase the amount of taxes paid by investor-owned utilities (IOU's) in Texas. The bill includes a reduction of property taxes, an increase in existing sales and gross receipts taxes and a new tax on coal. The bill would allow the IOU's to flow the impact of the taxes through to their customers. The Texas Senate is currently reviewing the bill. SWEPCO is unable to predict whether this bill will be enacted, and if enacted, what its effect will be.

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CREDIT RATINGS
On April 28, 1997, Moody's Investors Service (Moody's) announced that it had downgraded SWEPCO's first mortgage bond rating to Aa3 from Aa2, its senior unsecured debt rating to A1 from Aa3 and its preferred stock rating to a1 from aa2. Moody's has assigned a rating of aa3 to the Series A Preferred Securities to be issued by SWEPCO's business trust, SWEPCO Capital I, and an A2 subordinated debt rating to the underlying Series A Debentures to be issued by SWEPCO.

Also on April 28, 1997, Standard & Poor's Ratings Group (S&P) announced that it had downgraded SWEPCO's first mortgage bond rating to A+ from AA-, its senior unsecured debt rating to A from A+ and its preferred stock rating to A from A+.

Ratings are not recommendations to buy, hold or sell securities inasmuch as the ratings do not comment as to market price or suitability for a particular investor. Ratings are based on current information furnished to rating agencies by SWEPCO and obtained from other sources. Ratings may be changed, suspended or withdrawn at any time as a result of changes in, or the unavailability of, such information.


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SIGNATURE
         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                                    SOUTHWESTERN ELECTRIC POWER COMPANY


Date:  April 28, 1997

                                    By:  /S/ R. RUSSELL DAVIS
                                             R. Russell Davis
                                                Controller